Exhibit 99.1

Badger Meter Reports Fourth Quarter Results

MILWAUKEE--(BUSINESS WIRE)--February 6, 2012--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and year ended December 31, 2011.

Fourth Quarter 2011 Highlights

  Net sales were $60,710,000 for the fourth quarter of 2011, a 6.4% decrease from sales of $64,843,000 for the fourth quarter of 2010.
  Net earnings were $1,187,000 for the fourth quarter of 2011, compared to record net earnings of $6,258,000 for the fourth quarter of 2010.
  Diluted earnings per share were $0.08 for the fourth quarter of 2011, compared to $0.42 for the fourth quarter of 2010.

Full Year 2011 Highlights

  Net sales were $262,915,000 for 2011, a 5.0% decrease from sales of $276,634,000 in 2010.
  Net earnings were $19,161,000 for 2011, compared to record earnings of $28,662,000 in 2010.
  Diluted earnings per share were $1.27 for 2011, compared to $1.91 in 2010.

Operations Review

“As we anticipated, the slowdown in spending by customers in the municipal water market that has been impacting our results since the beginning of 2011 continued in the fourth quarter. Water utilities are taking longer to make purchasing decisions because of uncertainties about the economy and potential budget reductions,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. “The lower municipal water market sales are an industry-wide phenomenon and as a result, we believe our market share has not changed significantly.”

Meeusen said higher sales of the majority of the company’s specialty and industrial products somewhat offset the decline in sales to municipal water utilities. “Sales of electromagnetic and industrial flow meters, Research Control® valves and concrete products were all up in the fourth quarter. Fourth quarter sales also included Remag AG, which was acquired in January 2011,” added Meeusen.

The gross profit margin was 31.9% in the fourth quarter of 2011, compared to 38.0% for the same period in 2010. “The decrease was due to reduced capacity utilization resulting from the lower sales. It was volume driven and was not significantly impacted by pricing or raw materials costs,” Meeusen noted.

He said fourth quarter earnings were reduced by a total of $0.07 per share for expenses related to the recently announced acquisition of Racine Federated, Inc. of Racine, Wis. and a one-time non-cash pension curtailment charge. Substantially all of the acquisition costs were recognized in the fourth quarter. The pension curtailment charge resulted from a new five-year contract that was negotiated with the union at the company’s Milwaukee, Wis. manufacturing facility during the fourth quarter, in which the union agreed to change to a defined contribution plan.

“We are pleased that our Milwaukee union worked with us to move away from a defined benefit plan. The negotiations with our only union enabled us to make long-term cost improvements in exchange for certain work guarantees. The cost reductions made possible by the new contract in Milwaukee, combined with the increased productivity at our facility in Nogales, Mexico, further strengthen our ability to efficiently produce water meters,” said Meeusen.

He added that net earnings for the full year 2011 benefited from recognition of previously unrecognized tax benefits and related interest expense for certain tax deductions taken on prior tax returns. With the favorable completion of an IRS audit, these tax benefits were recognized in the third quarter. On a per share basis, the tax benefits and interest credit had a net after-tax impact of approximately $0.10 per share for the year.

Meeusen said that in spite of the challenging year in the municipal water market, the company continues to invest in its future growth. “In 2011, we invested $8.1 million in new product development to maintain our technology leadership. The first version of our new ORION® SE advanced metering analytics (AMA) system has been released. This groundbreaking product is the first system in the market created specifically for water and gas utilities that combines powerful analytics-based software with next-generation, two-way fixed network technology,” said Meeusen.

“In 2012, we will also be adding more sizes to our all-electronic E-Series water meter line and completing the development of Racine Federated’s new coriolis mass flow meter that we expect to introduce to the market at the end of the year,” added Meeusen.

The previously announced Racine Federated acquisition was completed on February 1, 2012 and significantly expands Badger Meter’s flow measurement business. “Racine Federated adds several new flow measurement technologies to our portfolio, as well as strong brands, a robust distribution channel and an established customer base. The acquisition provides excellent opportunities for future growth and international expansion,” said Meeusen.

“Badger Meter remains financially strong. Even after the Racine Federated acquisition, our debt to total capitalization ratio is very conservative. We remain focused on new product development and controlling costs. In 2011, we paid more than $9 million in cash dividends to shareholders and increased the quarterly dividend rate for the 19th consecutive year. In addition, our Board of Directors has authorized a $30 million stock buyback program that will begin in the first quarter of 2012,” added Meeusen.

“While we were clearly disappointed with last year’s results, we believe that 2011 was an unusual year in an otherwise strong and growing industry. We have seen some strength going into the first quarter. We have received increased bookings with higher margins from many of our municipal water utility customers, and bookings for our specialty metering products remain strong. Although we are only one month into the quarter, we are optimistic about the year ahead. The fundamental forces driving our business, including water conservation and our customers’ need for accurate information that enables them to better manage their operations, have not changed. We believe the long-term trends are positive and we are positioned for continued growth,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s 2011 fourth quarter results on Tuesday, February 7, 2012, at 10:00 a.m. Central/11:00 a.m. Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8033 and entering the passcode 52011641. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PDLA77GG4. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection. In addition, the Webcast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

A telephone replay of the conference call will be available through Tuesday, February 14, by dialing 1-888-286-8010 and entering the passcode 58172094. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Measuring a variety of liquids from water to oil and lubricants in industrial processes, products from the Company are known for their high degree of accuracy, long-lasting durability and their ability to provide valuable and timely measurement information to customers.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and the advanced metering analytics (AMA) systems that offer complete solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  the timing and impact of government programs to stimulate national and global economies;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI/AMA systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the loss or disruption of certain single-source suppliers; and, changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and the United States Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR/AMI/AMA products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available
24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31	December 31	December 31	December 31
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$60,710	$64,843	$262,915	$276,634
Cost of sales	41,327	40,205	173,095	173,810
Gross margin	19,383	24,638	89,820	102,824
Sales, engineering and administration	17,353	14,979	62,286	58,001
Operating earnings	2,030	9,659	27,534	44,823
Interest expense	64	110	185	385
Earnings before income taxes	1,966	9,549	27,349	44,438
Provision for income taxes	779	3,291	8,188	15,776
Net earnings	$1,187	$6,258	$19,161	$28,662

Earnings per share amounts:

Basic	$0.08	$0.42	$1.28	$1.92

Diluted	$0.08	$0.42	$1.27	$1.91

Shares used in computation of earnings per share:

Basic	14,997	14,930	14,971	14,906

Diluted	15,059	15,026	15,049	15,006

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2011	2010
	(Unaudited)

Cash	$4,975	$3,089
Receivables	41,168	40,429
Inventories	49,436	48,316
Other current assets	5,616	5,503

Total current assets	101,195	97,337

Net property, plant and equipment	66,102	66,088
Intangible assets, at cost less accumulated amortization	33,680	34,170
Other long-term assets	8,568	9,107
Goodwill	9,365	9,162

Total assets	$218,910	$215,864

Liabilities and Shareholders’ Equity

Short-term debt	$1,790	$12,878
Payables	11,365	11,159
Accrued compensation and employee benefits	6,734	7,143
Other liabilities	2,524	1,499

Total current liabilities	22,413	32,679

Long-term employee benefits and other	17,216	14,802
Shareholders’ equity	179,281	168,383

Total liabilities and shareholders’ equity	$218,910	$215,864

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702